                                                  -----------------------------
                                                        OMB APPROVAL
                                                  -----------------------------
                                                   OMB Number:       3235-0145
                                                   Expires:  December 31, 1997
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                                                   hours per response ...14.90
                                                  -----------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                           (Amendment No.         )*
                                         ---------

                                Cytyc Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   232946 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 14 pages

-------------------------                               ----------------------
  CUSIP No. 232946 10 3                 13G               Page 2 of 14 Pages
-------------------------                               ----------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      American Healthcare Fund - I.R.S. Identification No. 36-3474859

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
  3   SEC USE ONLY


------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
                                NONE
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY                   491,402

       EACH        -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
    REPORTING
                                NONE
      PERSON
                   -----------------------------------------------------------
       WITH          8    SHARED DISPOSITIVE POWER

                                491,402
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            491,402

------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [_]


------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.51%

------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No. 232946 10 3                 13G               Page 3 of 14 Pages
-------------------------                               ----------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Capital Health Management - I.R.S. Identification No. 36-3377093

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
  3   SEC USE ONLY


------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
                                NONE
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY                   499,313

       EACH        -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
    REPORTING
                                NONE
      PERSON
                   -----------------------------------------------------------
       WITH          8    SHARED DISPOSITIVE POWER

                                499,313
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            499,313

------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [_]


------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.56%

------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP NO. 232946 10 3                 13G               PAGE 4 OF 14 PAGES
           -------------                                      ---  ----
-------------------------                               ----------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      American Healthcare Fund II, L.P. - I.R.S. Identification No. 36-3756168

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
  3   SEC USE ONLY


------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                NONE

                   -----------------------------------------------------------
                     6    SHARED VOTING POWER
     NUMBER OF
      SHARES                    220,029
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                    NONE
       WITH
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                220,029
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            220,029

------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [_]


------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.57%

------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                             --------------------
  CUSIP NO. 232946 10 3              13G                PAGE 5 OF 14 PAGES
            -----------                                     ---  ----
--------------------------                             --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Capital Health Venture Partners - I.R.S. Identification No. 36-3858897
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             220,029
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          220,029
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      220,029
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.57%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                          ----------------------
CUSIP NO. 232946 10 3                13G               Page 6 of 14 Pages
         -------------                                     ---  ----
---------------------------                          ----------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Frederick R. Blume

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [_]
                                                              (b) [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

                                              12, 394
                              --------------------------------------------------

        NUMBER OF             6    SHARED VOTING POWER
          SHARES
       BENEFICIALLY                     719,342   Beneficial ownership is
         OWNED BY               disclaimed pursuant to Rule 13d-4 except
           EACH                 to extent of proportionate pecuniary interest
        REPORTING               therein.
          PERSON              --------------------------------------------------
           WITH               7    SOLE DISPOSITIVE POWER

                                              12,394
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                        719,342 Beneficial ownership is
                                   disclaimed pursuant to Rule 13d-4 except to
                                   extent of proportionate pecuniary interest
                                   therein.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   731,736

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [_]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.22%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ----------------------
CUSIP NO. 232946 10 3                13G               Page 7 of 14 Pages
         -------------                                     ---  ----
---------------------------                          ----------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Kinney L. Johnson

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [_]
                                                              (b) [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

                                              4,099
                            ----------------------------------------------------
        NUMBER OF             6    SHARED VOTING POWER
          SHARES
       BENEFICIALLY                           719,342   Beneficial ownership is
         OWNED BY                   disclaimed pursuant to Rule 13d-4 except to
           EACH                     the extent of proportionate pecuniary
        REPORTING                   interest therein.
          PERSON            ----------------------------------------------------
           WITH               7    SOLE DISPOSITIVE POWER

                                              4,099
                            ----------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                              719,342 Beneficial ownership is
                                   disclaimed pursuant to Rule 13d-4 except to extent of proportionate pecuniary interest therein.

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   723,441
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.16%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                   IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ----------------------
CUSIP NO. 232946 10 3                13G               Page 8 of 14 Pages
         -------------                                     ---  ----
---------------------------                          ----------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Daniel J. Mitchell

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [_]
                                                          (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

                                              4,420

                            ---------------------------------------------------
        NUMBER OF             6    SHARED VOTING POWER
          SHARES
       BENEFICIALLY                           719,342 Beneficial ownership is
         OWNED BY                  disclaimed pursuant to Rule 13d-4 except to
           EACH                    extent of proportionate pecuniary interest
        REPORTING                  therein.
          PERSON
           WITH             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                              4,420
                            ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                              719,342 Beneficial ownership is
                                   disclaimed pursuant to Rule 13d-4 except to extent of proportionate pecuniary interest therein.

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   723,762

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.16%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ----------------------
CUSIP NO. 232946 10 3                13G               Page 9 of 14 Pages
         ------------                                      ---  ----
---------------------------                          ----------------------

Item 1     (a)   Name of Issuer:  Cytyc Corporation
                 --------------

           (b)   Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------

                 85 Swanson Road
                 Boxborough, MA  01719

Item 2  (a)                                Item 2  (b)

Name of Person Filing:                     Address of Principal Business
---------------------                      -----------------------------
                                           Office or, if none, Residence
                                           -----------------------------

American Healthcare Fund ("AMHCF")         c/o Keystone Associates, Inc.
                                           20 North Wacker Drive, Suite 2200
                                           Chicago, IL  60606

American Healthcare Fund II, L.P.          c/o Keystone Associates, Inc.
("AMHCFII")                                20 North Wacker Drive, Suite 2200
                                           Chicago, IL  60606

Capital Health Management                  c/o Keystone Associates, Inc.
("CHM")                                    20 North Wacker Drive, Suite 2200
                                           Chicago, IL  60606

Capital Health Venture Partners ("CHVP")   c/o Keystone Associates, Inc.
                                           20 North Wacker Drive, Suite 2200
                                           Chicago, IL  60606

Frederick R. Blume                         Four Village Common Court
                                           Amherst, NH  03031

Kinney L. Johnson                          2084 South Milwaukee Street
                                           Denver, CO  80210

Daniel J. Mitchell                         c/o Keystone Associates, Inc.
                                           20 North Wacker Drive, Suite 2200
                                           Chicago, IL  60606

Item (c) Citizenship: AMHCF and CHM are limited partnerships organized under
         -----------
Illinois law. AMHCFII is a limited partnership organized under Delaware law. CHVP is a general partnership organized under Illinois law. Messrs. Blume, Johnson and Mitchell are United States citizens.

Item (d) Title of Class of Securities: Common Stock, $.01 par value per share
         ----------------------------
(the "Shares")

Item  (e)  CUSIP No.:   232946 10 3
           ---------

-------------------------                                  ---------------------
 CUSIP No.  232946 10 3               13G                   Page 10 of 14 Pages
         ---------------                                        ----  ----
-------------------------                                  ---------------------

Item 3     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
           -----------------------------------------------------------------
           check whether the person filing is :
           ----------------------------------

           (a)  [    ]          Broker or Dealer registered under Section 15 of
                                the Securities Exchange Act of 1934 (the "Act").

           (b)  [    ]          Bank as defined in Section 3(a)(6) of the Act.

           (c)  [    ]          Insurance Company as defined in Section
                                3(a)(19) of the Act.

           (d)  [    ]          Investment Company registered under Section 8
                                of the Investment Company Act of 1940.

           (e)  [    ]          Investment Adviser registered under Section 203
                                of the Investment Advisers Act of 1940.

           (f)  [    ]          Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

           (g)  [    ]          Parent Holding Company, in accordance with Rule
                                13d-1(b)(ii)(G) of the Act.

           (h)  [    ]          Group, in accordance with Rule
                                13d-1(b)(1)(ii)(H) of the Act.


Item 4     Ownership:
           ---------

                                        AMHCF      AMHCFII         CHM        CHVP        Blume        Johnson      Mitchell
                                        -----      -------         ---        ----        -----        -------      --------
(a)  Amount Beneficially Owned         491,402       220,029     499,313     220,029     731,736        723,441        723,762

(b)  Percent of Class                    3.51%         1.57%       3.56%       1.57%       5.22%          5.16%          5.16%

(c) Number of shares as to which
    such person has:

   (1) Sole power to vote or to              0             0           0           0      12,394          4,099          4,420
       direct the vote

   (2) Shared power to vote or to      491,402       220,029     499,313     220,029     719,342        719,342        719,342
       direct the vote

   (3) Sole power to dispose or              0             0           0           0      12,394          4,099          4,420
       to direct the disposition of

   (4) Shared power to dispose or      491,402       220,029     499,313     220,029     719,342        719,342        719,342
       to direct the disposition of

           AMHCF directly beneficially owns 491,402 Shares. As the sole general partner of AMHCF, CHM may be deemed to share beneficial ownership of such Shares with AMHCF. CHM directly beneficially owns 7,911 Shares. AMHCFII directly beneficially owns 220,029 Shares. As the sole general partner of AMHCFII, CHVP may be deemed to share beneficial ownership of such Shares with AMHCFII.

           Messrs. Blume, Johnson and Mitchell, the individual general partners of each of CHM and CHVP, comprise the investment committee of each of CHM and CHVP, which is authorized to make decisions concerning voting and disposition of the Shares directly held by AMHCF, AMHCFII and CHM. Such decision are made pursuant to the partnership agreements of each of CHM and CHVP. Hence, in their capacity as individual general partners of CHM and CHVP, Messrs. Blume, Johnson and Mitchell may each be deemed to own beneficially 719,342 shares. Each of Messrs. Blume, Johnson and Mitchell disclaims beneficial ownership of the Shares directly held by AMHCF, AMHCFII and CHM except to the extent of their proportionate pecuniary interest therein. Messrs. Blume, Johnson and Mitchell directly beneficially own 12,394 shares, 4,099 shares and 4,420 shares, respectively.

-------------------------                                  ---------------------
 CUSIP No.  232946 10 3               13G                   Page 11 of 14 Pages
         ---------------                                        ----  ----
-------------------------                                  ---------------------


Item 5     Ownership of Five Percent or Less:
           ---------------------------------

           Not applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------

           Not applicable.

Item 7     Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company:
           ------------------------------------------------------------

           Not applicable.

Item 8     Identification and Classification of Members of the Group:
           ---------------------------------------------------------

           Not applicable.

Item 9     Notice of Dissolution of Group:
           ------------------------------

           Not applicable.

Item 10    Certification:
           -------------

           Not applicable.

-------------------------                                  ---------------------
 CUSIP No.  232946 10 3               13G                   Page 12 of 14 Pages
         ---------------                                        ----  ----
-------------------------                                  ---------------------



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          AMERICAN HEALTHCARE FUND, L.P.

                                          By:       Capital Health Management
                                                    Its General Partner

                                          By:       /s/ FREDERICK R. BLUME
                                                    ----------------------------
                                                    Frederick R. Blume
                                                    Its General Partner

                                          AMERICAN HEALTHCARE FUND II, L.P.

                                          By:       Capital Health Management
                                                    Its General Partner

                                          By:       /s/ FREDERICK R. BLUME
                                                    ----------------------------
                                                    Frederick R. Blume
                                                    Its General Partner

                                          CAPITAL HEALTH MANAGEMENT

                                          By:       /s/ FREDERICK R. BLUME
                                                    ----------------------------
                                                    Frederick R. Blume
                                                    Its General Partner

                                          CAPITAL HEALTH VENTURE PARTNERS

                                          By:       /s/ FREDERICK R. BLUME
                                                    ----------------------------
                                                    Frederick R. Blume
                                                    Its General Partner

                                                    /s/ FREDERICK R. BLUME
                                          --------------------------------------
                                                    Frederick R. Blume

                                                              *
                                          --------------------------------------
                                                    Kinney L. Johnson

                                                              *
                                          --------------------------------------
                                                    Daniel J. Mitchell

*By:      /s/ FREDERICK R. BLUME
    --------------------------------
      Frederick R. Blume
      Attorney-in-Fact

This Schedule 13G was executed by Frederick R. Blume pursuant to Powers of Attorney dated February 7, 1997 and filed with the Securities and Exchange Commission herewith as Exhibit 2.
                       ---------

-------------------------                                  ---------------------
 CUSIP No.  232946 10 3               13G                   Page 13 of 14 Pages
         ---------------                                        ----  ----
-------------------------                                  ---------------------


                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Cytyc Corporation.

           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           Executed this 7 day of February, 1997.

                                        AMERICAN HEALTHCARE FUND, L.P.

                                        By:       Capital Health Management
                                                  Its General Partner

                                        By:       /s/ FREDERICK R. BLUME
                                                  ------------------------------
                                                  Frederick R. Blume
                                                  Its General Partner

                                        AMERICAN HEALTHCARE FUND II, L.P.

                                        By:       Capital Health Management
                                                  Its General Partner

                                        By:       /s/ FREDERICK R. BLUME
                                                  ------------------------------
                                                  Frederick R. Blume
                                                  Its General Partner

                                        CAPITAL HEALTH MANAGEMENT

                                        By:       /s/ FREDERICK R. BLUME
                                                  ------------------------------
                                                  Frederick R. Blume
                                                  Its General Partner

                                        CAPITAL HEALTH VENTURE PARTNERS

                                        By:       /s/ FREDERICK R. BLUME
                                                  ------------------------------
                                                  Frederick R. Blume
                                                  Its General Partner

                                                  /s/ FREDERICK R. BLUME
                                        ----------------------------------------
                                                  Frederick R. Blume

                                                  /s/ KINNEY L. JOHNSON
                                        ----------------------------------------
                                                  Kinney L. Johnson

                                                  /s/ DANIEL J. MITCHELL
                                        ----------------------------------------
                                                  Daniel J. Mitchell

-------------------------                                  ---------------------
 CUSIP No.  232946 10 3               13G                   Page 14 of 14 Pages
         ---------------                                        ----  ----
-------------------------                                  ---------------------

                                                                 Exhibit 2
                                                                 ---------

                               POWERS OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frederick R. Blume his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7 day of February 1997.

                                                    /s/ FREDERICK R. BLUME
                                                --------------------------------
                                                    Frederick R. Blume

                                                    /s/ KINNEY L. JOHNSON
                                                --------------------------------
                                                    Kinney L. Johnson

                                                    /s/ DANIEL J. MITCHELL
                                                --------------------------------
                                                    Daniel J. Mitchell